Exhibit 99.1

For Immediate Release Contact: Mark Flegenheimer Michigan Sugar Company Saginaw, Michigan 989-799-7300 Warren Hunt Imperial Sugar Company Sugar Land, Texas 281-490-9783

Imperial Sugar Company and Michigan Sugar Company

Announce Revision to Marketing Agreement

Sugar Land, Texas (February 4, 2005) - Imperial Sugar Company (NASDAQ:IPSU) and Michigan Sugar Company today announced that they have reached a tentative agreement, subject to definitive documentation, to amend the exclusive ten-year marketing agreement that commenced with the sale by Imperial of its then subsidiary company in February 2002 to a Michigan producer cooperative that formed Michigan Sugar Company (“MSC”). That agreement provided that Imperial would market the sugar production of MSC for a multi-year period ending in May 2011.

Pursuant to the amended agreement, MSC will assume responsibility for the sales and marketing of sugar production at MSC including production from the Bay City facility formerly known as Monitor Sugar Company, which was acquired by MSC last year. All of the administrative functions of MSC’s newly combined operation, including invoicing, customer service and credit and collections will be handled by Imperial personnel. Previously, Imperial handled MSC operations only.

The term of the agreement will remain the same and the economics of the amended agreement are intended to be relatively neutral.

Mark Flegenheimer, MSC’s president and ceo said “I am pleased that we have been able to consolidate the sales and marketing functions of our combined operation, which will allow us to better service our industrial, retail and foodservice customers in the Midwest.”

Robert Peiser, Imperial’s president and ceo said: “I am also pleased to see the Michigan production handled by their local sales organization. This agreement will allow us to focus our sales efforts on our core regions in the Southeast and Southwest, while allowing MSC grower/owners to manage the sales effort for their production. At the same time, we feel that the size and sophistication of our administrative group can offer significant benefits to MSC’s administrative efficiencies.”

About Imperial Sugar Company

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial® , Dixie Crystals® , Spreckels® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

About Michigan Sugar Company

Michigan Sugar Company is the largest beet sugar processor east of the Mississippi River and third largest in the United States. The Company is a cooperative owned by approximately 1,300 sugarbeet growers, employing 500 year-round employees and 1,850 seasonal. It generates nearly $300 million in direct economic activity annually in the local communities in which it operates. Michigan Sugar Company became a cooperative in 2002 and the Monitor Sugar Beet Growers and Monitor’s Bay City factory joined the Cooperative on October 1, 2004. Beginning with the 2004 crop, a single, grower-owned cooperative processed all sugar produced in the State of Michigan. Michigan Sugar Company annually produces nearly one billion pounds of sugar under the Pioneer and Big Chief brand names - “Locally Grown. Locally Owned.”

Statements regarding future market prices and margins, future operating results, sugarbeet acreage, operating efficiencies, future government and legislative action, future cost savings, future pension costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.